CERTIFICATE OF DESIGNATION
(PURSUANT TO NRS 78.1955)

Certificate of Designation
For Nevada Profit Corporation
(Pursuant to NRS 78.1955)

1.	Name of Corporation:

LEGACY COMMUNICATIONS CORPORATION

2.
By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

PER ATTACHED EXHIBIT A

3.	Effective date of filing (optional):

4.	Officer Signature (Required): /s/ E. Morgan Skinner, Jr.

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

EXHIBIT A TO

CERTIFICATE OF DESIGNATION
of
SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK
of
LEGACY COMMUNICATIONS CORPORATION
(pursuant to NRS 78.1955)

Legacy Communications Corporation, a Nevada corporation (the “Corporation”), pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation pursuant to the authority granted by the Corporation’s Restated Articles of Incorporation:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Restated Articles of Incorporation of the Corporation (the “Articles of Incorporation”), there is hereby created, out of the 5,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation authorized in Article IV of the Articles of Incorporation (the “Preferred Stock”), a series of the Preferred Stock consisting of 185,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Articles of Incorporation which are applicable to the Preferred Stock):

1. Designation and Amount.  There shall be a series of Preferred Stock designated as “Series A Convertible Redeemable Preferred Stock,” and the number of shares constituting such series shall be 185,000 shares. Such series is referred to herein as the “Series A Preferred Stock”.

2. Stated Capital; Stated Value.  The amount to be represented in stated capital at all times for each share of Series A Preferred Stock shall be $.001 per share. The Stated Value shall equal $1.00 per share.

3. Dividends.  The Series A Preferred Stock shall not be entitled to receive dividends or other distributions by the Corporation except for distributions upon liquidation, dissolution or winding up as set forth in these Designations.

4. Liquidation Preference.  In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution to stockholders, whether such assets are stated capital or surplus of any nature, shall be distributed first among the holders of Series A Preferred Stock, until the Holders of Series A Preferred Stock shall have received a liquidation preference payment (the “Liquidation Preference”) equal to the Stated Value, plus an amount equal to the product of (a) the Stated Value times (b) 12.5%. After the payment of the Liquidation Preference has been made, the remaining assets of the Corporation, if any, available for distribution to stockholders shall be distributed pro-rata among the holders of the Common Stock. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation’s assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

5. Voting Rights.

(a)  General.  At every meeting of the stockholders or upon any action taken by stockholders with or without a meeting, each Holder of Series A Preferred Stock shall be entitled to 200 votes in person or by proxy for each share of Series A Preferred Stock standing in his or her name on the transfer books of the Corporation; provided, however, that the aggregate votes that may be cast by any Holder or any group (as defined in Rule 13d-5 under the Exchange Act) with respect to Series A Preferred Stock held by such Holder or the members of such group shall not exceed 4.99% of the aggregate voting interest of the Series A Preferred Stock and the Common Stock then outstanding until such time as all shares of Series A Preferred Stock authorized by these Designations have been issued by the Corporation after which this proviso shall no longer apply.

(b)  Class Voting Rights.  Without the affirmative vote of the Holders of at least a majority of the outstanding shares of the Series A Preferred Stock, voting as a single class (or, if less than all shares of the Series A Preferred Stock then outstanding would be adversely affected thereby, without the affirmative vote of the Holders of at least a majority of the outstanding shares of the series so affected, voting as a separate class), the Corporation may not

(i) amend the Corporation’s Articles of Incorporation or these Designations so as to adversely affect the voting powers or other rights or preferences of shares of the Series A Preferred Stock;

(ii) increase the total number of shares of Series A Preferred Stock; or

(iii) create or issue any series or class of capital stock, reclassify any authorized capital stock of the Corporation into stock of any other series or class, or increase the authorized and unissued amount of any class or series of stock that, in each case, ranks prior to the Series A Preferred Stock.

6. Conversion Privilege.

(a) Right of Conversion.  Each share of Series A Preferred Stock shall be convertible by the Holder thereof after July 1, 2008 into 200 shares of Common Stock; provided, however, that (i) the Corporation has failed to (A) file its Annual Report on Form 10-KSB for the year ended December 31, 2007 on or before April 30, 2008; (B) file when due all other reports require required to be filed prior to July 1, 2008 with the Securities and Exchange Commission (the “SEC”) by issuers having a class of securities registered under Section 12(g) of the Exchange Act; (C) file a timely and adequate response to comments received from the SEC with respect to any report or registration statement filed with the SEC prior to July 1, 2008; (D) obtain a complete release from any outstanding indebtedness; (D) maintain the eligibility of its Common Stock for quotation on the Over-the-Counter Bulletin Board; (F) provide the Holders of the Series A Preferred Stock any information requested in writing within 15 days after receipt of such request; or (G) perform any other actions as are necessary to maintain the registration of the Common Stock with the SEC; (ii) such conversion ratio shall be adjusted as necessary such that the fair market value (determined in accordance with Section 6(c)(v) of these Designations) of the shares of Common Stock issued upon conversion of each share of Series A Preferred shall not exceed the Liquidation Premium on the day of conversion; and (iii) the Corporation has sufficient authorized and unissued and unreserved shares of Common Stock at the time of conversion. The foregoing proviso sections (i) and (ii) shall not apply after all shares of Series A Preferred stock authorized by these Designations have been issued by the Corporation.

(b) Conversion Procedure.  Any Holder of shares of Series A Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent for the Series A Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice (a “Notice of Conversion”) to the Corporation that the Holder elects so to convert such shares of Series A Preferred Stock, specifying the name or names (with address) in which a certificate or certificates for Common Stock are to be issued, and stating which provision of Section 6(a) governs such conversion.

Within three (3) trading days after receipt of a Notice of Conversion and certificates of Series A Preferred Stock, duly endorsed or accompanied by proper instruments of transfer as set forth in Section 6(b), the Corporation will either (i) deliver at the office of the transfer agent to the person for whose account such shares of Series A Preferred Stock were so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided, (ii) notify the Holder that there are not sufficient authorized and unissued shares of Common Stock to complete such conversion, or (iii) notify the Holder of any dispute regarding the provision of Section 6(a) governing such conversion. Any such dispute shall be resolved within ten (10) trading days by binding arbitration in accordance with these Designations.

Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or person entitled to receive the Common Stock deliverable upon conversion of such Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date; provided, however, that the Corporation shall not be required to convert any shares of Series A Preferred Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Series A Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the conversion rate in effect on such date.

(c) Adjustment of Conversion Rate.  The number of shares of Common Stock and number or amount of any other securities and property as hereinafter provided into which a share of Series A Preferred Stock is convertible (the “conversion rate”) shall be subject to adjustment from time to time as follows:

(i) In case the Corporation shall (1) subdivide its outstanding shares of Common Stock into a greater number of shares, or (2) distribute as a dividend to the holders of its Common Stock additional shares of Common Stock or securities convertible into or exchangeable for shares of its Common Stock to the holders of the Common Stock, then in either such case the conversion rate in effect immediately prior thereto shall be adjusted retroactively by multiplying the conversion rate by a fraction, (A) the numerator of which is the number of shares of Common Stock that is outstanding immediately following and after giving effect to such transaction and the denominator of which is the number of shares of Common Stock outstanding immediately prior to and before giving effect to such transaction. An adjustment made pursuant to this subparagraph (i) shall become effective immediately on the record date of a subdivision, dividend, or distribution.

(ii) In case the Corporation shall combine its outstanding shares of Common Stock into a lesser number of outstanding shares by any means, including but not limited to (1) the filing in the office of the Secretary of State of its incorporation, or such other state in which the Corporation is legally domiciled, of an amendment to (or amendment and restatement of) the Articles of Incorporation or other charter document of the Corporation, (2) a merger with or into another corporation that causes a change in the legal domicile of the Corporation, or (3) a pro rata reduction in the total number of issued and outstanding shares of Common Stock of the Corporation then in any such case the conversion rate in effect immediately prior thereto shall not be adjusted and the Holder of any shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the same number of shares of Common Stock of the Corporation after such event which such Holder would have been entitled to receive before the happening of any of the events described above.

(iii) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided below) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, or shall sell any shares of Common Stock at a price per share less than the current market price per share, then the conversion rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such conversion rate by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase (or issuable upon the exercise of any warrant or other rights) and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination; provided, however, in the event that all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, upon the expiration of such rights or warrants the conversion rate shall be readjusted to the conversion rate which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights or warrants rather than upon the number of shares of Common Stock offered for subscription or purchase (or issuable upon exercise).

(iv) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, cash (excluding ordinary cash dividends paid out of retained earnings of the Corporation), other assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in subparagraphs (i) and (iii) above), then in each such case the conversion rate shall be adjusted retroactively so that the same shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction the numerator of which shall be the current market price per share (determined as provided below) of the Common Stock on the date fixed for such determination and the denominator shall be such current market price per share of the Common Stock less the amount of cash and the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) of the portion of the assets, rights or evidences of indebtedness so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

(v) For the purpose of any computation under this Section 6, the current market price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the five (5) consecutive trading days commencing with the 1st trading day before the day in question. The closing price for each day shall be the reported last sales price regular way or, in case no such reported sale takes place on such day, the average of the reported highest closing bid and lowest closing asked prices regular way, in either case on the market on which the Common Stock trades in the following order: (1) the principal national securities exchange on which the Common Stock is listed or admitted to trading (based on the aggregate dollar value of all securities listed or admitted to trading, (2) the Over the Counter Bulletin Board, or (3) in a manner established by the Board of Directors of the Corporation in good faith. “Trading day” shall mean a day on which the market on which the market used to determine the closing price is open for the transaction of business or the reporting of trades or, if the closing price is not so determined, a day on which the New York Stock Exchange is open for the transaction of business.

(vi) No adjustment in the conversion rate shall be required unless such adjustment would require an increase of at least 1% in such rate; provided, however, that the Corporation may make any such adjustment at its election; and provided further, that any adjustments which by reason of this subparagraph (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

(vii) Whenever the conversion rate is adjusted as provided in any provision of this Section 6: (1) the Corporation shall compute the adjusted conversion rate in accordance with this Section 6 and shall prepare a certificate signed by the principal financial officer of the Corporation setting forth the adjusted conversion rate and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent of the Series A Preferred Stock; and (2) a notice stating that the conversion rate has been adjusted and setting forth the adjusted conversion rate shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Corporation to all record Holders of Series A Preferred Stock at then last addresses as they shall appear in the stock transfer books of the Corporation.

(d)  No Fractional Shares.  No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. If more than one certificate representing shares of Series A Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the market price per share of Common Stock.

(e)  Reclassification; Consolidation; Merger or Sale of Assets.  In case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other person, any merger of another person into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the Holder of each share of Series A Preferred Stock then outstanding shall be entitled to receive such securities, cash or other property as he would be entitled to receive, and shall be entitled to make such elections with respect to the manner or type of consideration to be received, as if all shares of the Series A Preferred Stock held by such Holder had been converted to shares of Common Stock of the Corporation immediately prior to such reclassification, merger, sale, transfer or share exchange, and assuming such Holder is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation, to which such sale or transfer was made or a party to such share exchange, as the case may be (“constituent person”), or an affiliate of a constituent person. The Corporation, the person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Corporation’s shares, as the case maybe, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The above provisions shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(f)  Reservation of Shares; Transfer Taxes; Etc.  The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of its incorporation, increase the authorized number of shares of Common Stock if at any time the unissued and unreserved shares of Common Stock shall not be sufficient to permit the conversion of all the then outstanding shares of Series A Preferred Stock at the conversion rate then in effect and, upon such increase, all shares of Series A Preferred Stock previously presented for conversion that have not been converted because there was not sufficient authorized and unissued shares of Common Stock when the Notice of Conversion was received by the Corporation shall be automatically converted into shares of Common Stock at the conversion rate in effect on the date of such increase in authorized and unissued and unreserved Common Stock as if the Notice of Conversion was received on such date.

If any shares of Common Stock required to be reserved for purposes of conversion of the Series A Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

The Corporation will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series A Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that which the shares of Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(g)  Prior Notice of Certain Events.  If the Corporation shall (i) declare any dividend (or any other distribution) on its Common Stock, other than a dividend payable in shares of Common Stock or other securities of the Corporation, (ii) declare or authorize a redemption or repurchase of the then-outstanding shares of Common Stock; (iii) reclassify its Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), (iv) consolidate or merge with any person for which approval of any stockholders of the Corporation shall be required, (v) sell or transfer all or substantially all of the assets of the Corporation, (vi) engage in any other transaction in which the Common Stock or the assets of the Corporation is converted into other securities, cash or other property; (vii) file for voluntary protection from its creditors under any bankruptcy or insolvency laws or take any action to dissolve, liquidate or wind up, or (viii) have filed against it any involuntary action in bankruptcy or insolvency or seeking the dissolution, liquidation or winding up of the Corporation and such action shall not be stayed or dismissed within 90 days (each a “Default”), the Corporation shall cause to be filed with the transfer agent for the Series A Preferred Stock, and shall cause to be mailed to the Holders of record of the Series A Preferred Stock, at their last address as they shall appear upon the stock transfer books of the Corporation, at least 15 days prior to the applicable record date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (B) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

(h) Limitation on Conversion Rights.  The Corporation shall not effect any conversion under this Section 6, and a Holder of shares of Series A Preferred Stock shall not have the right to convert any Series A Preferred Stock, to the extent that after giving effect to the issuance of Common Stock upon such conversion, such Holder (together with such Holder’s affiliates, and any other person or entity acting as a group together with such Holder or any of such Holder’s affiliates) would beneficially own in excess of 4.99% of the issued and outstanding Common Stock of the Corporation. For purposes of this Section 6(h), the number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of all Series A Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) the conversion of such non-converted Series A Preferred Stock beneficially owned by such Holder or any of its affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 6(h), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder, it being acknowledged by a Holder that the Corporation is not representing to such Holder that such calculation is in compliance with Section 13(d) of the 1934 Act and such Holder is solely responsible for any schedules required to be filed in accordance therewith.

7. Optional Redemption by Corporation. At any time from and after July 1, 2008, the Corporation may, at its option, redeem the issued and outstanding shares of Series A Preferred Stock for (i) an amount in cash per share equal to the Liquidation Value if (i) the Corporation has failed to (A) file its Annual Report on Form 10-KSB for the year ended December 31, 2007 on or before April 30, 2008; (B) file when due all other reports require required to be filed prior to July 1, 2008 with the Securities and Exchange Commission (the “SEC”) by issuers having a class of securities registered under Section 12(g) of the Exchange Act; (C) file a timely and adequate response to comments received from the SEC with respect to any report or registration statement filed with the SEC prior to July 1, 2008; (D) obtain a complete release from any outstanding indebtedness; (D) maintain the eligibility of its Common Stock for quotation on the Over-the-Counter Bulletin Board; (F) provide the Holders of the Series A Preferred Stock any information requested in writing within 15 days after receipt of such request; or (G) perform any other actions as are necessary to maintain the registration of the Common Stock with the SEC or (ii) 1/1000th share of Common Stock in all other events.. The right of the Corporation to redeem the Series A Preferred Stock under this provision shall terminate and the Series A Preferred Stock shall become non-redeemable immediately upon the issuance of all Series A Preferred Stock authorized by these Designations.

8. Securities Not Registered Under the Securities Act of 1933.  Neither the shares of Series A Preferred Stock nor the Common Stock issuable upon conversion thereof has been registered under the Securities Act of 1933 (the “Act”) or the laws of any state of the United States and may not be transferred without such registration or an exemption from registration.

(a)  Restrictive Legends.  Each share of Series A Preferred Stock and certificate for Common Stock issued upon the conversion of any shares of Series A Preferred Stock, and each preferred stock certificate issued upon the transfer of any such shares of Series A Preferred Stock or Common Stock (except as otherwise permitted by this Section 8), shall be stamped or otherwise imprinted with a legend in substantially the following form:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT

(b)  Notice of Proposed Transfer: Opinions of Counsel.  Except as provided in paragraph (c) of this Section 8, prior to any transfer of any such shares of Series A Preferred Stock, the Holder thereof will give written notice to the Corporation of such Holder’s intention to effect such transfer and to comply in all other respects with this Section 8. Each such notice (A) shall describe the manner and circumstances of the proposed transfer in sufficient detail to enable counsel to render the opinions referred to below, and (B) shall designate counsel for the Holder giving such opinions (who may be house counsel for such Holder). The Holder giving such notice will submit a copy thereof to the counsel designated in such notice and the Corporation will promptly submit a copy thereof to its counsel. If in the opinion of each such counsel the proposed transfer of such shares of Series A Preferred Stock may be effected without registration under the Act, the Corporation will promptly notify the Holder thereof and such Holder shall thereupon be entitled to transfer such shares of Series A Preferred Stock in accordance with the terms of the notice delivered by such Holder to the Corporation. Each share of Series A Preferred Stock or certificate, if any, issued upon or in connection with such transfer shall bear the appropriate restrictive legend set forth in paragraph (a) of this Section 8, unless in the opinion of each such counsel such legend is no longer required to insure compliance with the Act. If for any reason counsel for the Corporation (after having been furnished with the information required to be furnished by this paragraph (b)) shall fail to deliver an opinion of the Corporation, or the Corporation shall fail to notify such Holder thereof as aforesaid, within 20 days after counsel for such Holder shall have delivered its opinion to such Holder (with a copy to the Corporation), then for all purposes of these Designations the opinion of counsel for the Corporation shall be deemed to be the same as the opinion of counsel for such Holder. If in the opinion of either or both of such counsel the proposed transfer of such shares of Series A Preferred Stock may not be effected without registration under the Act, the Corporation will promptly so notify the Holder thereof and thereafter such Holder shall not be entitled to transfer such share of Series A Preferred Stock until receipt of a further notice from the Corporation under this Section 8(b).

(c)  Proposed Transfer to Institutions.  Notwithstanding the foregoing, any Holder of such share of Series A Preferred Stock shall be permitted to transfer any such share of Series A Preferred Stock to a limited number of Institutional Investors, provided that;

(i) Each such institution represents in writing that it is acquiring such shares of Series A Preferred Stock for investment and not with a view to the distribution thereof (subject, however, to any requirement of law that the disposition thereof shall at all times be within the control of such transferee);

(ii) Each such institution agrees in writing to be bound by all the restrictions on transfer of such shares of Series A Preferred Stock contained in this Section 8; and

(iii) Such Holder delivers to the Corporation an opinion of counsel who shall be satisfactory to counsel for the Corporation, stating that such transfer may be effected without registration under the Act.

9.  Status of Acquired Shares.  Shares of Series A Preferred Stock redeemed by the Corporation pursuant to Section 7, received upon conversion pursuant to Section 6, or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of preferred stock, without designation as to class, and may thereafter be issued, but not as shares of Series A Preferred Stock.

10.  Preemptive Rights.  The Series A Preferred is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

11.  Severability of Provisions.  Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.